Exhibit 33.1
CAPITAL ONE, NATIONAL ASSOCIATION
REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA
1.Capital One, National Association (the “Asserting Party”) is responsible for assessing compliance with the servicing criteria applicable to it, as successor to Discover Bank for the period from January 1, 2025 to May 18, 2025, and for itself for the period from May 18, 2025 to December 31, 2025, and its affiliate Discover Products Inc. for the period from January 1, 2025 to December 18, 2025, under paragraph (d) of Item 1122 of Regulation AB, as of and for the year ended December 31, 2025 (the “Reporting Period”), as set forth in Appendix B hereto. The transactions covered by this report include (a) asset-backed securities transactions involving credit card receivables conducted by Discover Card Master Trust I and Discover Card Execution Note Trust where the related asset-backed securities were outstanding during the portion of the Reporting Period from January 1, 2025 to December 18, 2025 (the "Pre-Defeasance Period") for which the Asserting Party or Discover Products Inc. acted as servicer (the “Pre-Defeasance Platform”) and (b) those asset-backed securities transactions described in clause (a) above that were defeased and, thereafter, supported by defeasance collateral consisting of U.S. Treasury bonds, cash, or a combination of both (the "Defeasance Collateral"), where the related asset-backed securities were outstanding during the portion of the Reporting Period from December 18, 2025 to December 31, 2025 (the "Post-Defeasance Period") for which the Asserting Party acted as servicer (the "Post-Defeasance Platform" and together with the Pre-Defeasance Platform, the "Platform"), as listed in Appendix A hereto;
2.Except as set forth in paragraph 3 below, the Asserting Party used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance by (a) each of the Asserting Party and Discover Products Inc. with the applicable servicing criteria as of December 31, 2025 and for the Pre-Defeasance Period with respect to the Pre-Defeasance Platform taken as a whole and (b) the Asserting Party with the applicable servicing criteria as of December 31, 2025 and for the Post-Defeasance Period with respect to the Post-Defeasance Platform taken as a whole;
3.The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix B hereto are inapplicable to the Asserting Party and Discover Products Inc. based on the activities that each performs with respect to the Platform;
4.The Asserting Party and Discover Products Inc. have complied, in all material respects, with the applicable servicing criteria as of December 31, 2025 and for the Pre-Defeasance Period with respect to the Pre-Defeasance Platform taken as a whole. The Asserting Party has complied, in all material respects, with the applicable servicing criteria as of December 31, 2025 and for the Post-Defeasance Period with respect to the Post-Defeasance Platform taken as a whole; and
5.Ernst & Young LLP, a registered public accounting firm, has issued an attestation report on the Asserting Party’s assessment of compliance with (a) the applicable servicing criteria as of December 31, 2025 and for the Pre-Defeasance Period with respect to the Pre-Defeasance Platform and (b) the applicable servicing criteria as of December 31, 2025 and for the Post-Defeasance Period with respect to the Post-Defeasance Platform.

March 24, 2026
CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ MARK DANIEL MOUADEB

Name:	Mark Daniel Mouadeb
Title:	President, Card

APPENDIX A
Series 2007-CC:
Class A (2008-C) DiscoverSeries Notes
Class A (2010-D) DiscoverSeries Notes
Class A (2011-A) DiscoverSeries Notes
Class A (2015-A) DiscoverSeries Notes
Class A (2019-A) DiscoverSeries Notes
Class A (2021-2) DiscoverSeries Notes*
Class A (2022-1) DiscoverSeries Notes
Class A (2022-2) DiscoverSeries Notes
Class A (2022-3) DiscoverSeries Notes
Class A (2022-4) DiscoverSeries Notes
Class A (2023-1) DiscoverSeries Notes*
Class A (2023-2) DiscoverSeries Notes*
Class B (2023-1) DiscoverSeries Notes
Class C (2023-1) DiscoverSeries Notes
Class D (2009-1) DiscoverSeries Notes

_____________
*Each transaction marked with an asterisk (*) denotes a transaction that was defeased on December 18, 2025. All of the transactions listed in this Appendix A are part of the Pre-Defeasance Platform; only those transactions marked with an asterisk (*) are part of the Post-Defeasance Platform.

Appendix B. Regulation AB Item 1122 Applicable Servicing Criteria Details
ICRODOT [{'title': 'Data Security Classification', 'text': 'Internal'}]_END
ᴅʟᴘ_MICRODOT [{'title': 'Data Security Classification', 'text': 'Internal'}]_END

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA(1)		INAPPLICABLE SERVICING CRITERIA
		Performed directly by Asserting Party	Performed by Vendor(s) for which Asserting Party Takes Responsibility
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.			X
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	X	X(2)(3)
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X(4)	X(2)
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X(5)
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of §240.13k-1(b)(1) of this chapter.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.			X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations: (A) are mathematically accurate; (B) are prepared within 30 calendar days after the bank statement cut-off date, or such other number of days specified in the transaction agreements; (C) are reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X(6)
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.			X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.			X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X(7)
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
		X	X(2)
1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X(3)
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
		X	X(3)
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X

1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X
(1)For the Pre-Defeasance Platform, each of the criteria listed in the column titled “Applicable Servicing Criteria” in this Appendix B is applicable to the Asserting Party and Discover Products Inc., in the manner and to the extent described in this Appendix B. For the Post-Defeasance Platform, 1122(d)(1)(i), 1122(d)(1)(v), 1122(d)(2)(ii), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(3)(ii) and 1122(d)(4)(iii) are the only servicing criteria that are applicable to the Asserting Party.
(2)With respect to servicing criteria 1122(d)(1)(v), 1122(d)(2)(i) and 1122(d)(4)(iv), the Asserting Party has engaged vendors to perform certain limited payment activities required by these servicing criteria.
(3)With respect to servicing criteria 1122(d)(1)(v), 1122(d)(4)(vii) and 1122(d)(4)(viii), the Asserting Party has engaged vendors to perform the collection activities required by these servicing criteria for a limited number of accounts that were delegated to such vendors.
(4)1122(d)(2)(i): The Asserting Party was responsible for sending payments on the pool assets to the trustee for the transactions included in the Asserting Party's Platform. The trustee was responsible for depositing such payments on the pool assets into the appropriate custodial bank accounts.
(5)1122(d)(2)(ii): The Asserting Party was responsible for providing disbursements instructions. The trustee was responsible for executing disbursements to investors at the direction of the Asserting Party.
(6)1122(d)(3)(ii): The Asserting Party was responsible for the allocation of funds due to investors. The trustee was responsible for remitting such funds to investors at the direction of the Asserting Party.
(7)1122(d)(4)(iii): On December 18, 2025, the pool assets were substituted with the Defeasance Collateral.